Exhibit 10.5

SARA LEE CORPORATION

STOCK OPTION GRANT

FISCAL YEARS 2011-2013

Program Description

Highlights

This booklet explains the plan provisions of the Sara Lee Corporation Stock Option grant covering fiscal years 2011 through 2013 (“Service Period”) with the Stock Options (“Options”) vesting 100% on August 31, 2013 (the “Vesting Date”). The following pages provide detailed information relating to the grant of Options that you have received under the program.

The key features of this program are summarized below. In some countries other than the United States, variations in program design and rules may occur in order to comply with local laws and tax provisions.

Purpose

The Option program is a significant component of Sara Lee’s long-term incentive compensation program. It enhances the competitiveness of Sara Lee’s total executive compensation package, aligns senior executives with stockholder interests, and facilitates the attraction and retention of highly qualified executives.

Stock Options

A stock option entitles the Participant to purchase shares of SLE stock at a fixed price over a period of time, typically 10 years. The value of the stock option increases when the market value of SLE stock exceeds the “Exercise Price” of the stock option. When you exercise an option, you purchase and then own the Sara Lee common shares you receive from the transaction.

Option awards are authorized under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Stock Plan”). Option awards are granted at the beginning of the Service Period. The vesting of the Options on the Vesting Date is contingent upon your continued active employment by the Corporation until the Vesting Date, which is August 31, 2013.

SLC may substitute or offer alternative forms of incentive compensation in the event it either determines that tax or legal regulations in some countries outside the United States provide more favorable treatment for these alternative forms of incentive compensation or as a voluntary alternative to Options.

•

Individual Option awards are approved on August 26, 2010 and on the January 2011 meeting of the Compensation and Employee Benefit Committee. Based upon your continued active service through the Vesting Date, the Options become fully vested and are eligible to be exercised.

•	You do not have voting rights on Options until you exercise the Option to purchase actual shares.

•	You do not receive dividends or dividend equivalents on Options.

Award Grant Notice

You will receive a Stock Option Grant Notice and Agreement (“Grant Notice”) specifying the number of Options that have been granted, and certain terms and conditions applicable to the grant. You should retain a copy of your Grant Notice along with other important legal documents. The Grant Notice will be distributed electronically through your E*Trade account. You must log into your E*Trade account and accept your grant(s) on-line. Instructions will be provided at the appropriate time. Sara Lee may from time to time modify the grant acceptance process and will notify you of any changes.

Tax Consequences

United States

Under current United States tax law, a Participant receives no taxable income from the Options when initially granted. The Exercise Date is the date when the taxable event occurs. The amount of taxable income, or the gain, is the difference between the market value of SLC common stock on the Exercise Date and the Option’s Exercise Price. This amount is then subject to any applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will be withheld from shares otherwise to be distributed to the Participant, unless otherwise determined by the Company.

Countries other than the United States

Tax laws vary significantly from country to country, so professional advice should be obtained from appropriate counsel concerning the tax consequences of this grant. In most cases, Participants incur no taxable income from Options when initially granted. When the Options are exercised, the difference between the market value of the shares on the Exercise Date and the Option Exercise Price is typically considered taxable income. For Participants residing outside the U.S. and not subject to U.S. tax laws, tax withholding for certain countries may be required and will be taken by Sara Lee Corporation in the U.S. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Exercising Stock Options

You may exercise your vested stock option – that is, purchase any or all of the vested shares in your grant at the Exercise Price, at any time between the Vesting Date and the Expiration Date (subject to earlier expiration upon death, disability or other termination of employment, as provided below). The minimum number of vested Options that you may exercise is 100 shares. For information on how to exercise your options, refer to your E*TRADE Stock Plans account or contact E*TRADE directly at 1-866-987-2339 or 1-678-319-7967.

Impact on Other Benefits

Any shares acquired upon the exercise of Options under this Option grant are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Stock Ownership Compliance

Any shares acquired and retained upon the exercise of Options will count towards the Corporation’s stock ownership guidelines during the Service Period. Stock Options do not count towards compliance with the stock ownership guidelines.

Non-Competetion/Non-Solicitation/Confidentialty Agreement

In order to receive your Stock Option grant, you are required to sign a Non-Competition/Non-Solicitation/Confidentiality Agreement as a condition of your continuing employment. Signing the agreement is a condition of your receipt of the Stock Option grant. Please read the Non-Competition/Non-Solicitation/Confidentiality Agreement in its entirety.

Forfeiture

Notwithstanding anything contained in this Grant Notice and Agreement to the contrary, if you engage in any activity contrary or harmful to the interests of the Company, including but not limited to: (a) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (b) violating any Company policies, (c) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (d) disclosing or misusing any confidential information regarding the Company, or (e) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this Option, to the extent it remains unexercised, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you realized from exercising all or a portion of this Option within the six month period immediately preceding such wrongful conduct. For purposes of this section, financial gain shall equal, on each date of exercise during the six month period immediately preceding such wrongful conduct, the difference between the fair market value of the Common Stock on the date of exercise and the Exercise Price, multiplied by the number of shares of Common Stock purchased pursuant to that exercise (without reduction for any shares of Common Stock surrendered or attested to) reduced by any taxes paid in countries other than the United States to acquire and or exercise and which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this Option, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Grant Notice and Agreement.

Administrative Guidelines

The following guidelines apply to the FY11-13 Stock Option grant. Additional Administrative Guidelines may be adopted, as needed, during the Service Period for the efficient administration of the Plan.

•

The Compensation and Employee Benefit Committee (“Committee”) is responsible for administering the Plan and has full power and authority to interpret the Plan and to adopt rules, regulations and guidelines for administering the Plan, as it deems necessary.

•	The Committee functions as the Plan Administrator and its decisions are binding on all Participants.

•	The Committee reserves the right, in its absolute discretion, to make further adjustments in awards granted to any Participant prior to the vesting of those Options.

•

The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer of Sara Lee Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a corporate officer or Key Executive.

•	The Committee approves the awards granted to all Corporate Officers and Key Executives.

•

Awards may be made to new Participants during the first year of the Service Period. The number of Options awarded may be adjusted to reflect that the executive is not a Participant for the entire Service Period.

•

Awards may also be made to Participants who change positions during the first year of the Service Period, if such a change would have resulted in the Participant qualifying for an increased level of award.

•

In the event of death or the Participant becoming Totally Disabled (as defined under the appropriate long term disability benefit plan if applicable) the Options immediately vest and the last date on which the Participant’s Options may be exercised will be the earlier of five years from the date of death or disability or the Expiration Date of the Option.

•

In the case of a Participant attaining age 55 or older and having at least 10 years of service with the Corporation when a Participant’s employment terminates or attaining age 65 regardless of service, the Option will continue to vest after your termination and the last date on which your Options may be exercised will be the Expiration Date.

•

A Participant who resigns or is terminated for cause during the Service Period generally forfeits the rights to all Options. Exceptions to this rule must be approved by the Chief Executive Officer of Sara Lee Corporation.

•

A Participant who is involuntarily terminated and receives severance from the Company is eligible for a pro-rated vesting of stock options. The period of active employment (i.e., the period in which the Participant is coded as active on the payroll system), but not the severance period, will be used to determine the pro-ration period. The option will remain exercisable until 90 days following termination of employment.

•

In the event that the division, business unit or business segment of the Company to which at least 80% of the Participant’s time is dedicated or from which the Participant is on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, the Participant’s employment with the Sara Lee Companies is terminated, all Options will vest upon the closing date of the transaction and remain exercisable for six months following the date of the transaction.

•	Should a change in control occur (as defined in the Stock Plan), the Committee will decide what effect, if any, this should have on the awards which are outstanding under this Plan.

•

If any statement in this Program Description or any oral representation differs from the Stock Plan, the Stock Plan document prevails. The Stock Plan, the Grant Notice, and the Program Description collectively comprise all terms and conditions applicable to the FY11-13 Stock Option grant.

•

Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the Company will be handled as provided for in the Stock Plan.

•

Nothing in the Stock Option grant shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

Appendix I

Definitions	FY11- 13 STOCK OPTION

a)	Award Date means the date upon which the Committee approved the awards under this Plan. In this case the Award Date can mean August 26, 2010 or the January 2011 meeting of the Committee, unless an alternate date was required for tax and/or legal reasons in locations outside the United States.

b)	The Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

c)	Company, Corporation or SLC means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

d)	E*Trade is Sara Lee Corporation’s executive equity outsourcing vendor.

e)	Exercise means the purchase of some or all of the stock from Options that have been granted.

f)	Exercise Date is the date that the payment for exercise is received. Participants may pay using cash or shares of Sara Lee Corporation common stock already owned.

g)	Exercise Period is the period during which a stock option can be exercised (subject to meeting the vesting period requirement), ending no later than the Expiration Date of the Option.

h)	Exercise Price is the price per share that must be paid to exercise a stock option. Typically, the exercise price equals the fair market value of Sara Lee Corporation common stock on the date the option was granted. May also be referred to as “grant price” or “option price.”

i)	Expiration Date is August 26, 2020.

j)	Fair Market Value (FMV) For purposes of the Program, fair market value is the closing price of Sara Lee Corporation common stock as reported by the New York Stock Exchange Composite Transactions Tape on a given day.

k)	Gain is the difference between the exercise price and the fair market value on the Exercise Date.

l)	Grant Date is either August 26, 2010 or the date of the January 2011 meeting of the Committee.

m)	Grant Notice means the electronic document provided to each Participant evidencing the number of restricted stock units awarded, Vesting Dates and the basic terms and conditions of the award.

n)	Key Executive means an employee in salary grade 38 and above.

o)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice specifying the basic terms of participation in this Plan.

p)	Service Period is the three-year period of August 26, 2010 through and including August 31, 2013.

q)	Stock Plan means the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan or its successor plan or plans.

r)	Vesting Date means August 31, 2013.

s)	Vesting Period is the time between the Grant Date and the Vesting Date.